Exhibit 99.1
AMERICAN NATURAL ENERGY CORPORATION ANNOUNCES REVOCATION OF CEASE TRADE ORDERS
Tulsa, Oklahoma, October 30, 2008 — American Natural Energy Corporation (“ANEC”) (TSX Venture: ANR.U) is pleased to announce that each of the Alberta Securities Commission, British Columbia Securities Commission, Ontario Securities Commission, Manitoba Securities Commission, and the Autorité des marchés financiers has issued an order dated October 29, 2008 revoking the cease trade order which it issued against ANEC.
As part of the process of seeking revocation of the cease trade orders, ANEC has filed its financial statements and management discussion and analysis for the year ended December 31, 2007, for the three-month period ended March 31, 2008 and for the six-month period ended June 30, 2008, and filed on SEDAR an amended Form 51-101F1 and Form 51-101F3.
ANEC plans to seek industry participation in the development of its interests in its oil and natural gas properties.
ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481- 1440 or Steven P. Ensz, CFO at 281-367-5588.
The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.
This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The actual results and outcome of events may differ materially from those in the forward-looking statements as a result of various factors. The levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of ANEC’s development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities could affect ANEC and its future prospects. ANEC’s inability to raise additional capital would adversely affect its ability to pursue its drilling program and its liquidity. Important additional factors that could cause such differences are described in ANEC’s periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission’s Website at http://www.sec.gov.